Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-202420) of HSBC Holdings plc of our report dated February 22, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 6-K, for the year ended December 31, 2015. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

February 25, 2016